EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated July 10, 2009 on the consolidated financial statements of DirectView Holdings, Inc. as of and for the years ended December 31, 2008 and 2007, included herein on the registration statement of DirectView Holdings, Inc. on Form 10.

/s/ Sherb & Co., LLP

Certified Public Accountants
Boca Raton, Florida
July 27, 2009